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                                                                 Exhibit 10.14.1

                                AMENDMENT NO. 1
                                      TO
             1996 LIMITED STOCK OPTION PLAN FOR AMERICREDIT CORP.


     Section 9(a) of the 1996 Limited Stock Option Plan for AmeriCredit Corp. is hereby amended in its entirety to read as follows:

     9.  Termination of Option Period.

     (a) The unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

               (i) ninety (90) days after the date that Optionee ceases to be employed by the Company if such cessation is by reason of a voluntary resignation, and such voluntary resignation does not qualify, as determined in the sole discretion of the Committee, as a retirement of Optionee; in the event that Optionee ceases to be employed by the Company as a result of involuntary termination that is not for Cause, retirement, death or Disability, the unexercised portion of an Option shall terminate on the date specified on Subsection 9(a)(iii) below;

               (ii) the date that Optionee ceases to be employed by the Company, if such cessation is for Cause; and

               (iii)  the tenth (10/th/) anniversary of the Date of Grant.

     This Amendment No. 1 is executed and effective this 7/th/ day of August, 2001, pursuant to approval and authorization by the Stock Option/Compensation Committee of the Board of Directors.



                                      __________________________________________
                                      Chris A. Choate, Executive Vice President,
                                      General Counsel and Secretary